Exhibit 99.1

Company Contacts:

Corporate Communications: Ed Rebello, 510/572-6603, e-mail: ed.rebello@lamresearch.com

Investor Relations: Shanye Hudson, 510/572-4589, e-mail: shanye.hudson@lamresearch.com

Lam Research Announces Planned Departure of Chief Financial Officer

FREMONT, Calif., January 23, 2013 — Lam Research Corporation (Nasdaq: LRCX) today announced that after more than 15 years with Lam, Ernie Maddock, chief financial officer, will be leaving the Company in mid-April. The Company has an active search for a successor and consistent with prior planned executive transitions at Lam, Maddock will remain Chief Financial Officer until a successor is in place and will remain available as necessary to insure a smooth transition thereafter.

“Ernie has been an integral contributor within Lam for more than a decade,” stated Martin B. Anstice, Lam’s chief executive officer. “His contributions in the areas of our Customer Support Business Group, Global Operations Team, and most recently as Chief Financial Officer have been exemplary and have helped position Lam as a leader in our industry,” Anstice concluded.

“I’ve enjoyed being a part of a strong, values-based Company, and am thankful for the support of the Board, management team and employees during the last 15 years,” stated Ernie Maddock. “I am confident that Lam will continue to enjoy great success and look forward to facilitating the search for and transition to a new CFO.”

About Lam Research:

Lam Research Corporation is a major supplier of innovative wafer fabrication equipment and services to the worldwide semiconductor industry. For more than 30 years, the Company has driven continuous improvements in chip performance, power consumption, and cost, contributing to the global proliferation of smartphones, computers, tablets, and other electronic products. Lam Research has been the leading supplier of high-throughput plasma etch equipment for more than a decade and expanded its product offerings in 2008 to include single-wafer clean systems. The Company added thin-film deposition and wafer surface preparation technologies to its product portfolio in 2012 with the acquisition of Novellus Systems, Inc. Headquartered in Fremont, Calif., Lam Research maintains a global network of service facilities throughout North America, Asia, and Europe to rapidly meet the needs of its global customer base. It is an S&P 500® company whose common stock trades on the NASDAQ Global Select MarketSM under the symbol LRCX. For more information, please visit http://www.lamresearch.com.